Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 150 to the Registration Statement on Form N–1A of Fidelity Charles Street Trust: Aggressive Growth Allocation Fund, Balanced Allocation Fund, Growth Allocation Fund, and Moderate with Income Allocation Fund of our reports dated November 9, 2022, relating to the financial statements and financial highlights included in the September 30, 2022 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
November 18, 2022